Exhibit 10.28

MORAN FOODS, LLC D/B/A SAVE-A-LOT, LTD.

STANDARD VENDOR AGREEMENT

GOODS FOR RESALE (PRODUCTS)

DECEMBER 2018

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STANDARD VENDOR AGREEMENT - GOODS FOR RESALE (PRODUCTS)

VERSION DECEMBER 2018

SIGNATURE PAGE

The signature set forth blow acknowledges Vendor’s agreement with and acceptance of the Standard Vendor Agreement Goods for Resale (Products) Version December 2018.

Vendor (legal entity name): Palmetto Gourmet Foods, Inc.

Business Entity Type (e.g. corp., LLC, etc.): Corporation

State of Formation: South Carolina

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Signatory Signature:

Name of Signatory/Title: Matt Talle, Chief Strategy Officer

Effective Date: February 15, 2022

MORAN FOODS, LLC

By:

Name / Title:

Date:

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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STANDARD VENDOR TERMS AND CONDITIONS

1. Terms & Conditions. Commencing upon the Effective Date, this Standard Vendor Agreement Vendor Agreement apply to any and all orders (“Purchase Orders”) of goods, merchandise and incidental services (“Products”) by Moran Foods, LLC, d/b/a Save-A-Lot, Ltd., a Missouri limited liability company, and its direct and indirect parent companies, subsidiary companies, affiliates and “wholesale customers” (hereinafter, collectively referred to as “SAL”) from vendor. For purposes herein and in all Purchase Orders, “wholesale customers” shall be defined as (i) all customers that purchase Products from SAL in the ordinary course of business for purposes of resale and (ii) all customers that purchase Products from SAL in the ordinary course of business for their own use or consumption. Examples of wholesale customers shall include, but are not limited to, SAL licensed retailers, owners operating any retail outlets doing business under the “Save-A-Lot” trade name, or any corporate businesses or institutions procuring Products for their own end use and consumption.

2. Entire Agreement. This Standard Vendor Agreement (including all amendments, RFPs, Bid Award Letters, and Policies) (each, as defined herein) comprise the entire agreement between the parties with respect to the subject matter hereof (collectively, the “Terms and Conditions”). SAL’s offer to purchase is expressly subject to Vendor’s acceptance of these Terms and Conditions and any agreement to which the Terms and Conditions are attached. Vendor’s acceptance of these Terms and Conditions and any agreement to which the Terms and Conditions are attached precludes Vendor’s objection same and/or Vendor’s inclusion of any different or additional items, terms or conditions in any resulting order except as set forth in a written amendment referencing these Terms and Conditions and signed by both SAL and Vendor. By accepting a Purchase Order or by shipping Products in response to a Purchase Order, Vendor agrees that SAL is not bound by any other term or condition of Vendor in any written acknowledgment, invoice or otherwise, that is inconsistent with or in addition to the terms and conditions hereof. All sections of the Uniform Commercial Code that expressly or implicitly protect SAL and are not inconsistent with any term hereunder are hereby incorporated by reference, whether it be construed as an offer or acceptance.

3. Term. Unless terminated as permitted herein, these Terms and Conditions shall continue in effect as a valid and binding agreements by and between Vendor and SAL for a period (“Term”) commencing on the Effective Date concluding on the date that is the later of (a) [*****] years following the Effective Date and (b) [*****] year following the last date upon which SAL discontinues the purchase of Products from Vendor. Notwithstanding the foregoing, these Terms and Conditions shall automatically terminate in the event that Vendor signs an updated Terms and Conditions after the Effective Date.

4. Request for Proposals. From time to time from SAL may solicit bids from various suppliers of Products through SAL’s request for proposal(“RFP”) process. In the event any Product supplied by Vendor is selected is selected through the RFP process (a) all RFP specifications, prices and performance requirements applicable to such product (the “RFP Specifications”) are expressly incorporated by reference inti, and are an integral part of, these Terms and Conditions; (b) the RFP Specifications are expressly agreed to by SAL in writing in any bid award letter (“Bid Award Letter”).

5. SAL’s Procurement Policies. From time to time during the Term, SAL may introduce and enact procurement policies that are applicable to all of its Product vendors, including without limitation, SAL’s Appointment Policy, a copy of which is attached hereto as Exhibit A (such polices, together with any amendments thereto from time to time, each “Policy” and collectively the “Policies”. Such policies are hereby incorporated by reference into these Terms and Conditions, and Vendor agrees to comply with all such current and future Policies as the same may be amended from time to time.

6. Purchase Order; Cancellation. Vendor shall deliver the Products in full and on-time on the delivery date specified in the Purchase Order. SAL reserves the right to cancel a Purchase Order without penalty by notice to Vendor on or before the given cancellation date and at any time if the completion or delivery date is not met or if prior to such date, SAL had reason to demand adequate assurance of due performance and such assurance is not forthcoming within [*****] days after the date of SAL’s demand. If a delivery date or completion date is not specified on the Purchase Order a reasonable time will be allowed. SAL may cancel the unreceived portion of a Purchase Order at any time if delivery of the Products is not timely. If no cancellation date appears on the front of the Purchase Order, the cancellation date will be a reasonable period of time prior to the shipment of the Products.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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7. Right of Inspection. With the exception of produce Products (which SAL will have the right to inspect upon delivery) and fresh meat Products (which SAL will have the right to inspect within [*****] days of delivery), SAL will have the right to inspect any other Products and reject any nonconforming Products at any time after the delivery through and until the printed expiration date on the Product packaging or Product shipping packaging, whichever is later in the event of any discrepancy. This right of inspection, whether exercised or not, will not affect SAL’s right to revoke acceptance or pursue other remedies if defects or nonconformities are discovered at a later date, notwithstanding that any defect or nonconformity could have been discovered upon inspection. Payment by SAL will not be construed as an acceptance of Products, or as a waiver of limitation of any of SAL’s right as set forth herein. In no event will Vendor sell or distribute to third parties any Products that contain logos, trade names, trademarks or labels of SAL, even if rejected by SAL as nonconforming.

8. Representations, Warranties and Guarantees. By acceptance of the Terms and conditions, Vendor makes the following representations, warranties, guarantees and acknowledgements to SAL:

a.	Vendor agrees to comply with all requirements of the Federal Food, Drug and Cosmetic Act, as amended, (“FDCA”) as applicable, including, but not limited to, applicable requirements of the Food Safety Modernization Act (FSMA) (P.L. 111-353).

b.	The Products shipped, as of the date of shipment, comply with, and are not adulterated or misbranded within the meaning of, the FDCA, including, without limitation, the Food Additives Amendment as further amended and FSMA and also comply with, and are not adulterated or misbranded within the meaning of, any states’ food and drug law; do not violate 21 USC § 331(a), (b), (c), (d), (i), (k), or any other provisions of FDCA; are not articles which may not be introduced into interstate commerce, including, but not limited to articles subject to FDA emergency permit control requirements (21 USC § 344) and new human and animal drug requirements (21 USC § 355, 21 USC § 360b), the Federal Hazardous Substance Act (“FHSA”), or otherwise; if meat, poultry and egg Products comply with the Federal Meat Inspection Act, Poultry Products Inspection Act and Egg Product Inspection Act respectively; conform to all applicable Consumer Product Safety Act (“CPSA”) rules, bans, standards or regulations, and if sole in California, Proposition 65 Standards, and California Air Resources Board 93120 formaldehyde emissions; and furthermore comply with all other applicable federal, state and local laws, rules and regulations.

c.	With respect to the Products, SAL shall not serve as the Foreign Supplier Verification Program Importer (“FSVP Importer”) as that term is defined in 21 CFR Part 1 Subpart L (the “FSVP Rule”). This provision shall not apply for shipments where (a) SAL is the sole person falling within the definition of FSVP Importer and (b) SAL has agreed in writing to be designated on the entry documentation as the FSVP Importer. Vendor shall not restructure ordinary terms of sale, transactions, or alter the ordinary course of business otherwise for the purpose of making SAL the sole person falling within the definition of FSVP Importer.

d.	SAL shall reject any load for violations of the Sanitary Food Transportation Act (21 USC § 350e), including those subject to the Perishable Agricultural Commodities Act (7 USC § 499a et seq.) of which SAL is aware of, including failure to maintain required records. Vendor assumes responsivity for ensuring loads rejected by SAL are not sold or distributed unless a qualified individual determines the food is not unsafe consistent with 21 CFR § 1.908. Vendor must not use any vehicles or transportation equipment that do not meet sanitary specifications for such food being transported as communicated in writing to shippers, carriers, loaders or receivers as appropriate pursuant to SFTA. SAL shall not serve as shipper, carrier or loader as those terms are defined in 21 § 1.904 unless otherwise agreed to in writing.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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e.	Vendor hereby agrees to cooperate with SAL in facilitating compliance with the FDCA, including but not limited to FSMA. SAL shall reserve the right to verify Vendor’s compliance, the compliance of Vendor’s suppliers, and Vendor’s verification of its suppliers with the FDCA through the use of audits and inspections; review of food safety records; review of inspections, investigations, reports other documents from government agencies; review of inspections and reports from third-parties, including auditors; product sampling and testing; environmental sampling and testing; and use of other reasonable means. Vendor shall retain all records required under the FDCA, including, but not limited to FSMA, for a minimum of three years. Vendor shall have the right to object to specific verification requests of SAL to the extent that information SAL is requesting its proprietary.

f.	Each shipment or other delivery of Products is not misbranded or mislabeled under the FHSA or any other law or regulation; has been tested and approved by either the Underwriters Laboratory, Inc. or the ETL, and the National Sanitation Foundation (if applicable); will include a Certificate of Compliance for children’s products or a General Compliancy Certificate for other CPSA regulated products as required under the Consumer Product Safety Improvement Act of 2008 (“CPSIA”) will have undergone the product testing and certification required under CPSIA’s final rule, 16 CFR 1107; the Products will comply in all material respects with all applicable Federal and State product safety laws and regulations and all applicable and mandatory product safety rules, bans and standards that are enforced by the U.S. Consumer Product Safety Commission, including any failure of a Certificate of Compliance supplied by the Vendor or maintained on Vendor’s internet accessible electronic platform to comply with applicable requirements of the CPSIA §14(a); Products will, if constituting or containing an economic poison as defined in the Federal Insecticide, Fungicide, and Rodenticide Act, be registered pursuant to said Act and comply with all other provisions of such Act (7 U.S.C.A. 135- 135K); will conform to the applicable flammability standards under the Federal Flammable Fabrics Act; and meet all applicable Occupational Safety and Health Administration Standards. Vendor warrants that all electric appliances, component parts and wiring purchased shall be listed by either the Underwriters Laboratories, Inc. or the ETL in compliance with applicable electrical codes; that all merchandise purchased containing fabric which is subject to the provisions of the Federal Flammable Fabrics Act shall conform to the provisions of such act; that all merchandise purchased which is subject to the provisions of the applicable state bedding and furniture laws shall conform to the provisions of such laws; and that all textile fiber products furnished shall be properly branded and invoiced in accordance with the Textile Fiber Products Identification Act and all other Federal Statutes applicable to such products. Vendor will provide SAL copies of all Safety Data Sheets (“SDS”) for any applicable Products.

g.	Vendor is in full compliance with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption, including but not limited to the US Foreign Corrupt Practices Act, the US Travel Act, the UK Bribery Act of 2010, and any and all similar provisions in the jurisdiction(s) in which it operates, that it has not and will not engage in any activity, practice or conduct which would constitute an offense under those requirements, and that it has in place its own policies and procedures adequate to ensure compliance with these anti-bribery and anti-corruption provisions by its officer, employees, agents and any other third party or person associated with Vendor in the performance of services or shipment of Products to SAL.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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h.	The Products, including the packaging, advertising, labels and other materials contained on, with, or relating to the Products, do not infringe any patent, copyright, trademark, trade name or other proprietary interest of SAL or any third party and comply with the Federal Trade Commission Act and all other applicable laws, rules and regulations.

i.	The price charged, allowances and services furnished, if any, in connection with the sale of Products to SAL are not discriminatory and were made available on proportionately equal terms to other customers of Vendor and during all shortages, pro-rates, and/or sales restrictions, SAL shall receive prompt notice and its equal and fair share of Product offered for sale by Vendor to others.

j.	The Products and the manufacture, labeling, sale, storage, shipping, transportation and billing for the Products, comply with all provisions of applicable law and with all applicable promulgations of governmental authority, both domestic and foreign.

k.	Vendor is the lawful owner of the Products, has good right to sell same and convey good and merchantable title, and the Products are and will be conveyed free of any and all claims, liens, security interests or other encumbrances. Vendor represents that unless it has disclosed to SAL otherwise, it is not a broker or reseller of the Products.

l.	The Products are of merchantable quality and of good material and workmanship, are free from contamination or impurity and defects in design and title, and are fit and sufficient for purposes for which goods of that type are ordinarily used, as well as for any purposes Vendor has specified or advertised.

m.	The Products conform in every respect to applicable specifications, instructions, drawings, data, samples and descriptions.

n.	The representations, warranties and guarantees contained in this Section run to SAL, its customers, and its and their successors and assigns. Vendor incorporates by reference and passes on to SAL and its customers and its and their successors and assigns the benefits of all warranties and guarantees given to Vendor by persons from whom Vendor purchased any of the Products. SAL’s approval of specifications, drawings, samples and/or other descriptions furnished by Vendor does not relieve Vendor of its obligations. The representations, warranties and guarantees set forth in this Section 8 are in addition to all other express, implied or statutory warranties, are continuing in nature, survive SAL’s payment, acceptance, inspection or failure to inspect the Products.

o.	It will in every manner of its business related to the Purchase Order obey and conform to all applicable laws, rules and regulations, both domestic and foreign.

p.	If the Products include produce items (hereinafter “Produce Products”), then Produce Products sold to SAL by Vendor shall comply with the USDA’s “Good Arrival Guidelines”.

q.	The Products do not infringe or misappropriate, or constitute an infringement or misappropriation of, any intellectual property rights of any third party.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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9. Non-Conforming or Unordered Products. SAL will have no obligation to accept or pay for any unordered Products or Products shipped that do not conform to, or comply with, the terms and conditions of the Purchase Order, the terms and conditions of any agreement to which the Terms and Conditions are attached, including quality specifications, trademark and label specifications, and dates of shipment and delivery, or the RFP Specifications, including, but not limited to, shelf life guarantees. If SAL takes delivery of such nonconforming order, or any part of such an order, SAL reserves the right to (a) deduct from its payment all actual or reasonable expenses, including but not limited to transportation, inspection, receipt, ticketing, re-ticketing, recall, care and custody of the Products, (b) notice to Vendor incurred as a result of such non-conformity or non-compliance, and (c) apply any additional remedy available to SAL, including those contained in Section 19(b) herein. If SAL takes delivery of any unordered or non-complying Products, SAL may, without notice to Vendor of such fact, ship the unordered or non- complying Products to Vendor at Vendor’s cost and expense. SAL will have no obligation to accept or to pay for any substituted goods or excess shipment of any Products made without SAL s prior written approval. Vendor will not backorder any Products subject to a Purchase Order without SAL’s prior written consent. Vendor must pay all shipping costs associated with a backorder. All backorders should receive the best of pricing and terms at either the time of original order or at the time of actual shipment. All terms and conditions of the Purchase Order apply to any Products on backorder.

10. Insurance. Vendor shall maintain (and shall cause each of its co-packers (if approved), agents, independent contractors and subcontractors performing any services hereunder to maintain) at all times at its sole cost and expense at least the following insurance covering its obligations under this Agreement:

Commercial General Liability including but not limited to (i) injury to person, (ii) damage to property, (iii) contractual liability coverage, (iv) personal and advertising injury liability, and (v) products liability coverage including a broad form vendor’s endorsement (additional insured-vendor), in an amount not less than $[*****] for each occurrence with no general aggregate or a general aggregate of not less than [*****], listing MORAN FOODS, LLC d/b/a SAVE-A-LOT, LTD., its wholesale customers, parent companies, affiliates and wholly-owned subsidiaries as additional insureds. Such amounts may be maintained with so-called “umbrella liability coverage” and with no general aggregate or a general aggregate of not less than [*****].

If and only if Vendor’s agents, independent contractors, subcontractors or employees will deliver Products directly to SAL’s stores, warehouses or other facilities, Vendor shall maintain or cause each of its agents, independent contractors and subcontractors performing any services hereunder to maintain Worker’s Compensation at statutory limits and Employer’s Liability at limits not less than $[*****] and Business Automobile Liability for owned, hired, and non-owned vehicles in an amount not less than $[*****] for each accident listing MORAN FOODS, LLC d/b/a SAVE-A-LOT, LTD., its wholesale customers, parent companies, affiliates and wholly-owned subsidiaries as additional insureds.

This insurance shall be issued by companies licensed to do business in the state(s) where services are rendered. Upon execution of this Agreement and PRIOR to commencement of this Agreement, Vendor shall provide SAL with a Certificate of Insurance which shall indicate all insurance coverage required by the provisions herein and that SAL will be provided with notice prior to substantial modification or cancellation of such policy(ies) in accordance with policy provisions. Notwithstanding the foregoing, Vendor shall be responsible for providing SAL with no less than thirty (30) days’ notice of any substantial change or cancellation of Vendor’s insurance. Such Certificate of Insurance shall be updated annually and shall be sent to: MORAN FOODS, LLC, Attn: Risk Management Department, [*****].

11. Taxes and Other Charges. Unless otherwise agreed in writing, the contract price includes all federal, state and local taxes, tariffs, import duties, commissions and other charges, except taxes Vendor is required by law to collect from SAL. Such taxes, if any, will be separately stated in Vendor’s invoice and will be paid by SAL unless an exemption is available. Vendor will obtain and pay for any licenses, permits, or inspections by public bodies required in connection with the manufacture, completion, or delivery of the Products.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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12. Indemnification. Vendor will protect, defend, indemnify and hold harmless SAL, its wholesale customers, parent companies, subsidiaries and affiliates, and its and their directors, officers, employees, agents, contractors, successors and assigns from and against any and all claims and actions (including those in strict liability), demands, liabilities, losses, costs and expenses (including reasonable attorney’s fees,) including, without limitation, liabilities arising from any actual or alleged injury to or death of any person, damage to any property, and any other damage or loss, by whomsoever suffered, including Vendor’s or SAL’s agents or employees, resulting or claimed to result, directly or indirectly from 1) the Products, including SAL’s purchase, use, shipment, storage, delivery, sale, offering for sale, or other handling of the Products, or 2) Vendor’s actual or alleged breach of any of the representations, warranties, guarantees or other terms and conditions contained herein, except as to 1) and 2) above, if such liability is caused by the sole negligence or willful misconduct of SAL or its employees. In addition to the foregoing, if any of the Products purchased or any part thereof is alleged or held to constitute infringement, Vendor, at its own expense, will either (i) procure for SAL, its successors, assigns, and customers the right to continue using such Products, (ii) replace the Products with non-infringing items or (iii) only if options (i) and (ii) are impracticable, refund the purchase price for the Products and pay all related expenses.

It is further agreed and affirmed that Vendor will defend, indemnify and hold harmless SAL, its wholesale customers, parent companies, subsidiaries and affiliates, and its and their directors, officers, employees, agents, contractors, successors and assigns from and against any claims made by any of Vendor’s employees, contractors or representatives working in the course and scope of their employment by Vendor or provision of services to Vendor while at any SAL location (the term “location” not being limited to any store, manufacturing plant or distribution center, but encompassing SAL and all of its parent companies, affiliates and subsidiaries and their facilities), unless such claim was the sole and proximate result of the gross negligence and/or willful misconduct of SAL.

13. Country of Origin Requirements. Vendor warrants to SAL that it complies with all federal, state and local Country of Origin labeling and related requirements, including those required by the Tariff Act (19 USC Ch. 4) as amended by the Customs Modernization Act, those contained in the Agricultural Marketing Act, as amended by the 2002 Farm Bill, and the implementing regulations (collectively, “Country of Origin Requirements”), and will provide to SAL all reasonable assistance requested by SAL and information necessary to enable SAL to comply with the Country of Origin Requirements as they apply to Vendor’s Products. In particular, Vendor will:

a.	label or include with all Products subject to the Country of Origin Requirements (“Covered Commodities”) that are shipped to SAL all Country of Origin information that SAL is required to display or maintain with respect to the Covered Commodities;

b.	comply with all record keeping and product segregation standards required by the Country of Origin Requirements and by SAL; and

c.	provide to SAL at least once each year the results of an audit of the program used by Vendor to comply with the Country of Origin Requirements performed by the USDA or other third party reasonably acceptable to SAL.

14. Deliveries and Risk of Loss. For shipments of Products by common or contract carrier, but not for shipments made under SAL’s backhaul program, Vendor will ensure that the bill of lading states: “Shipping Costs Have Been Prepaid -- Carrier Will Have No Recourse Against SAL”, or words of similar effect and meaning. For shipments of Products by common or contract carrier, title and risk of loss or damage to Products shall pass to SAL upon acceptance of delivery thereof by Vendor at SAL’s destination as designated in the applicable Purchase Order.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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15. Payment Terms and Pricing.

a.	The prices to SAL for Products shall be those included in the RFP Specifications. Subject to Section 16, all prices included in the RFP Specifications are guaranteed throughout the “Bid Award Term” contained in the Bid Award Letter specific to the Product. Vendor and SAL agree to work together to continuously identify opportunities to achieve cost reductions which can be shared by both parties and to constantly strive to identify and implement “best practice” programs.

b.	Unless otherwise agreed by SAL and Vendor, final payment of undisputed, properly -invoiced charges specified in the purchase order shall be made (i) within [*****] days after SAL’s receipt of a correct invoice, with a two percent (1%) discount applied to the properly-invoiced charges, or (ii) within [*****] days after SAL’s receipt of a correct invoice [*****]. In applicable transactions that involve collection of tax, Vendor shall include the applicable taxes as a separate line item on the invoice to SAL. If a taxing authority determines that Vendor did not collect all applicable taxes, Vendor shall be liable for any interest, penalty, costs, fees and/or liabilities arising out of or relating to Vendor’s failure to properly invoice SAL.

16. Product Price Increase.

a.	With respect to non-commodity products, Vendor must deliver to its SAL representative written notice of any proposed price increases: (1) for general merchandise items, a minimum of [*****] days prior to the effective date of such price increase; and (2) for food and beverage items, a minimum of [*****] days prior to such price increase. Any such price increase shall only be effective upon written consent by SAL; SAL shall not be obligated to honor any price increase for any Products for which Vendor did not deliver timely written notice or for which SAL did not provide written consent.

b.	With respect to commodity products (for purposes hereof, “commodity products” shall mean any Product whose cost have been agreed by the parties to be based on an identified commodity index), Vendor agrees that, throughout the Teun, no price increase for such commodity products shall be the result of an increase in the overage or as a result of any change in the formula used to calculate the price of commodity products (the “Prohibited Increases”). Vendor agrees that any price increase for commodity products shall only be attributable to market prices of the commodity products. SAL shall not be obligated to honor any price increase for any commodity product determined to be a result of any Prohibited Increases.

17. Discontinued Products. In the event Vendor plans to discontinue any Product, Vendor shall provide written notice to SAL no less than [*****] days prior to Vendor’s last available shipment date for the Product. Any Purchase Order placed by SAL for any Product that Vendor failed to provide timely notice of such cancellation shall be subject to the remedies contained within Section 19.

18. Force Majeure. Neither party shall be deemed to be in default of its obligations hereunder (other than the obligation to make payments) to the extent any delay in its performance is caused by or is the result of factors beyond its reasonable control, including without limitation, fire, explosion, acts of terrorism, riot, flood, drought, stout’, earthquake, civil commotion, act of God or of a public enemy, other casualty, strike or lockout (collectively, an event of “Force Majeure”). Upon the occurrence of an event of Force Majeure that prevents Vendor from supplying any Product to SAL or otherwise perform its obligations hereunder (other than the obligation to make required payments) under the terms hereof, and without limiting SAL’s right to use alternative suppliers at any time, SAL shall have the right to purchase its requirements of such Product from any available alternative source until such time as Vendor is again able to supply such Product to SAL in the quantities required. Without limiting any rights a party may otherwise have hereunder to terminate these Terms and Conditions, if either party is unable to perform its obligations for at least [*****] consecutive days due to an event of Force Majeure, the other party may terminate these Terms and Conditions by delivery of a written notice to such affect to the other party. In the event of any such termination of obligations hereunder due to an event of Force Majeure, neither party shall be liable for any damages to the other party resulting solely from such non-delivery or termination.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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19. Remedies. Vendor’s failure to comply with any of the terms of this Agreement shall be grounds for the exercise by SAL of any one or more of the following remedies:

a.	Cancellation of all or any part of any undelivered Purchase Order, including but not limited to the balance of any remaining installments on a multiple-shipment Purchase Order;

b.	Rejection (or revocation of acceptance) of all or any part of any delivered shipment. Upon rejection or revocation of acceptance of any part of or all of a shipment, SAL may return the Products or hold them at Vendor risk and expense. Payment of any invoice shall not limit SAL right to reject and return or hold Products at Vendor’s expense and risk shall also extend to Products which are returned by SAL’s customers. SAL may, at its option, require Vendor to grant a full refund or credit to SAL of the price actually paid by any customer of SAL for any such item in lieu of replacement with respect to any item. SAL shall be under no duty to inspect the Products, and notice to Vendor of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to SAL by its customers. In respect of any Products rejected (or acceptance revoked) by SAL, there shall be charged to Vendor all expenses incurred by SAL in (i) unpacking, examining, repacking and storing such Products (it being agreed that in the absence of proof of a higher expense that SAL shall claim an allowance for each rejection at the rate of 10% of the price for each rejection made by SAL), (ii) lading and reshipping such Products, and (iii) any lost gross margin due to SAL’s inability to offer the rejected Product for sale. Unless SAL otherwise agrees in writing, Vendor shall not have the right to make a conforming delivery within the contract time;

c.	Termination of all current and future business relationships;

d.	Recovery from Vendor for any damaged sustained as a result of Vendor’s breach of default;

e.	Recovery from Vendor of any damages sustained by SAL as a result of Vendor failure to deliver a Purchase Order in full, on-time, or compliant with the Terms and Conditions attached to the Purchase Order, including, but not limited to, damages as a result of SAL’s lost gross margin, and, damages as a result of proportional increases in freight charges due to Vendor’s failure to deliver a Purchase Order in full (or in such cases as SAL has otherwise arranged for transportation, Vendor’s failure to prepare for shipping a Purchase Order in full at the time of scheduled pick-up);

f.	Recovery from Vendor for any penalty listed on Exhibit A as a result of Vendors breach of any or each respective policy referenced thereon; and

g.	SAL remedies under the Uniform Commercial Code and such other remedies as are provided under applicable law.

These remedies are not exclusive and are in addition to all other remedies available to SAL at law or in equity. SAL may set off against amounts payable under any Purchase Order all present and future indebtedness of Vendor to SAL arising from this or any other transaction whether or not related hereto. Vendor agrees that any credit balance will be paid in cash to SAL upon written request.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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20. Mandatory Arbitration. Any controversy, claim or dispute of whatever nature arising between the parties arising out of or relating to any Purchase Order or these Terms and Conditions or any agreement in which they are incorporated, or the breach, termination, enforceability, scope, or validity thereof, whether such claim existed prior to or arises on or after the execution date (a “Dispute”), will be resolved by binding arbitration in St. Louis County, Missouri, or other location agreed upon by SAL. The prevailing party in any such action will be entitled to recover all terms of this Agreement or other agreement including these terms. Neither party will commence an arbitration to the other party setting forth the nature of the Dispute. The parties must attempt in good faith to resolve the Dispute through discussions between the parties’ senior management.

a.	If the Dispute has not been resolved through senior management discussions as provided above within [*****] days after receipt of the Dispute Notice, or if a party fails to participate in those discussions, then the Dispute will be determined by binding arbitration. The arbitration will be conducted in accordance with such rules as may be agreed upon by the parties, or failing agreement within [*****] days after arbitration is demanded, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The dispute will be determined by one arbitrator, except that if the Dispute involves an amount in excess of $[*****] (exclusive of interest and costs), three arbitrators will be appointed.

b.	Persons eligible to serve as arbitrators need not be members of the AAA, but they must have professional credentials demonstrating the ability to handle a matter of the scope and complexity of the Dispute. The arbitrator(s) will base the award on the applicable law and judicial precedent that would apply if the Dispute were decided by a United States District Court Judge and the arbitrator(s) will have no authority to render an award, which is inconsistent therewith. The award must be in writing and include the findings of fact and conclusions of law upon which it is based.

c.	Unless the parties agree otherwise, discovery will be limited to an exchange of directly relevant documents. Depositions will not be taken except as needed in lieu of a live appearance or upon mutual agreement of the parties. The arbitrator(s) will resolve any discovery disputes. The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law. The parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

d.	The arbitration will be governed by the substantive laws of the State of Missouri, without regard to conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction. Notwithstanding the foregoing, upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator(s), the award should be confirmed, modified, or vacated in order to correct any errors of law made by the arbitrator(s). In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator(s) will be final and binding on the parties and will serve as the facts to be submitted to and relied upon by the court in determining the extent to which the award should be confirmed, modified, or vacated.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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e.	Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If either party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorney’s fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

Each party hereby waives any and all rights it may have to receive exemplary or punitive damages with respect to any claim it may have against the other party, it being agreed that no party will be entitled to receive money damages in excess of its actual compensatory damages, notwithstanding any contrary provision contained in this Agreement or otherwise. Notwithstanding any contrary provisions in this Section, the parties recognize that certain business relationships could give rise to the need for one or more of the parties to seek emergency, provisional or summary relief to repossess and sell or otherwise dispose of goods, equipment and/or fixtures, to prevent the sale or transfer of goods, equipment and/or fixtures, to protect real or personal property from injury, or to obtain possession of real estate and terminate leasehold interests, and for temporary injunctive relief. Immediately following the issuance of any such relief, the parties agree to the stay of any judicial proceedings pending mediation or arbitration of all underlying claims between the parties.

21. Recalls. For purposes hereof, “Product Recall” shall mean any recall, market or market retrieval of any Product. Vendor shall promptly notify SAL in writing of any Product Recall and shall specify whether or not such Product Recall impacts any of the Products purchased by SAL. In the event of any voluntary or involuntary Product Recalls, initiated either by the Vendor, SAL or by a government agency, Vendor agrees to pick up all recalled product from any designated SAL distribution centers. Vendor agrees to issue SAL credits for all Recalled Products within thirty (30) days of the completed Recall. SAL shall charge Vendor a labor expense fee for voluntary and involuntary recalls, market withdrawals and market retrievals (each instance, an “Event”). SAL shall charge Vendor for reasonable costs incurred per Event while handling Vendor’s recall.

22. Confidential Information. Vendor acknowledges that it may from time to time possess Confidential Information that has been created, discovered, developed by or provided to it by or on behalf of SAL, which information has commercial value in SAL’s business and which is not in the public domain. As used herein, “Confidential Information” means all information (whether oral, observed, or written) that is marked or treated as confidential, restricted, or proprietary by SAL, including but not limited to customer information, pricing information, product information, employee information, information regarding business planning and operations, and administrative, financial and marketing activities. Vendor will protect Confidential Information with the same degree of care that it uses in protecting its own confidential information, but not less than reasonable care. Vendor will not, without SAL’s prior written consent, use or disclose any Confidential Information to any person except its authorized employees who require the same in connection with fulfilling Vendor obligations to SAL. Vendor will not commercially utilize any Confidential Information without SAL’s express prior written consent. Notwithstanding the foregoing, Vendor will have no obligation under this Section with respect to any Confidential Information that it can prove is: (i) received from a third party having a bona fide right to such information and not under an obligation of confidentiality; (ii) approved for release in writing by SAL; (iii) developed independently without reliance on any Confidential Information; (iv) published or becomes generally available through no act or failure to act on the part of Vendor; (v) publicly known through no wrongful act of Vendor; or (vi) required to be disclosed by a court of law, provided Vendor notifies SAL prior to such disclosure. Vendor will return all Confidential Information contained in a tangible form upon termination of its relationship with SAL, or at an earlier time at SAL’s request. Unless otherwise agreed in writing, Vendor shall not make copies of any Confidential Information.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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23. Invoices and Notices. All correspondence and invoices covering these Terms and Conditions must be addressed to SAL’s Direct Procurement Department at the address indicated on the Purchase Order. The parties agree that for any transactions subject to these Terms and Conditions, facsimile or electronic signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to these Terms and Conditions may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original. Neither party shall raise any objection to the authenticity of these Terms and Conditions nor any document created hereunder, based on the use of a facsimile or electronic signature, electronic Purchase Order or the use of a copy retrieved from an electronic storage system.

24. Change In Control. SAL may terminate these Terms and Conditions or any Purchase Order executed pursuant hereto without liability to Vendor if Vendor (i) sells, or offers to sell, a substantial portion of its assets used for the production of Supplies for SAL, or (ii) sells or exchanges, or offers to sell or exchange an amount of its stock that would result in a change in the control of Vendor (collectively, “Change In Control”). In the event of a Change In Control, Vendor or Vendor’s successor shall be obligated to supply the reasonable requirements of SAL at the then-effective prices paid by SAL throughout the remainder of the Term. Vendor shall provide notice to SAL of a Change In Control upon the earlier date to occur between (a) no less than ninety (90) days prior to the effective date of the Change In Control, or (b) ninety (90) days after a binding agreement to effectuate a Change In Control is executed. Notwithstanding the foregoing, Vendor shall have no obligation to notify SAL if such Change In Control involves a publicly-held company.

The following Sections 25, 26, 27, and 28 are applicable only to Vendors that are supplying private label Products to SAL:

25. Private Label Products. To the extent the Products supplied are private label grocery products (“grocery” defined as all products sold in a grocery store, including but not limited to meat, produce, general merchandise, dry goods, center store products, etc.) and SAL elects to discontinue use of any Label (“Label” defined and any packaging that labels appear on) which contains a registered trademark of SAL (“Trademark” or “Mark”) or to shift the Products sold under such Label to another supplier, SAL agrees to purchase from Vendor all Labels specifically purchased for such Products at Vendor’s actual cost. SAL’s obligation to purchase Labels hereunder is limited to and shall not exceed an amount necessary to package three (3) months of normal purchases of the Label by SAL. Vendor shall provide such documentation as may be reasonably requested by SAL to evidence Vendor’s actual cost of packaging components associated with finished labeled products. Normal monthly purchases shall be determined by averaging total monthly purchases of the applicable product in the most recent [*****] months or such shorter period if purchases shall not have been made for at least [*****] months, immediately preceding Label discontinuance or supplier change by SAL.

26. Private Label Specifications. Trademarks in strict compliance with the RFP Specifications. Vendor will be responsible for, without limitation, the sourcing and warehousing of raw and packaging materials, ingredients, compounding, component preparation, incoming and outgoing food safety control, packing, packaging and/or warehousing Products and any part thereof, as well as associated activities, in accordance with the RFP Specifications and the terms of these Terms and Conditions. Vendor will not make any changes to the Products or the RFP Specifications, including, without limitation, the raw or packaging materials, ingredients, any portion or component of the Products, formula, the production process, the production equipment or the production location(s) relating to Vendor’s performance of any Purchase Order unless and until Vendor has obtained SAL’s prior written consent. SAL will be entitled to reject any such change, in its sole discretion.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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27. Save-A- Lot’s Trademarks. To the extent, Vendor supplies SAL private label grocery products, SAL has developed labels and packaging to be used in connection with the Trademarks for grocery products manufactured, processed, packaged, or sold by Vendor. To the extent that Vendor supplies SAL with private label grocery products, Vendor specifically agrees to the following:

a.	All rights in Labels, photography and Trademarks for Products are the exclusive property of SAL.

b.	Vendor will not assert any rights, including copyrights and trademark rights, in said Labels and Trademarks in the event of any controversy between it and SAL.

c.	Vendor represents and warrants that it shall not use any of the Labels or Trademarks, or any label, trademark or packaging similar thereto, for the benefit of itself or any customer other than SAL.

d.	Vendor agrees to use the Marks in a manner that will protect SAL’s rights and goodwill therein, including the use of all notices, legends or markings that may be required by SAL in order to give appropriate notice of any of the Marks. No additional markings, legends or notices shall be used by Vendor on Products without first obtaining SAL’s prior written approval.

e.	Vendor agrees to not use the Marks in any way other than expressly set forth herein, except in such form and manner as shall be specifically approved in advance by SAL in writing, and according to specifications provided by SAL to Vendor.

f.	Vendor agrees to immediately notify SAL of any apparent infringement of, challenge to use by Vendor of, or claim by any person to any rights in, the Marks.

g.	To the extent that Vendor has been authorized by SAL to modify the artwork or dielines of any Labels which includes SAL’s Marks, Vendor agrees to submit proofs of the revised Label to SAL for approval prior to the final production of the Labels. Once approved by SAL for final production, Vendor shall remit, at Vendor’s cost and expense, all final artwork and photography in Adobe Illustrator and agrees to include all dependent files and fonts to SAL for archiving.

h.	Vendor understands and acknowledges that SAL is not responsible for the accuracy, completeness or compliance of the packaging or labeling associated with the artwork provided, including but not limited to the accuracy or functionality of the affixed barcodes or the contents of the Label (i.e. placement, form, Statements of quantity, health claims, nutritional facts panel, etc.) nor should it be deemed an acknowledgement of compliance with state and federal labeling requirements, or any patent, copyright, or other trademark laws. As the party responsible for the manufacturing process, it is the sole responsibility of the vendor to verify and warrant the accuracy of any packaging or labeling and comply with all other applicable federal, state and local laws, rules and regulations.

i.	VENDOR UNDERSTANDS AND ACKNOWLEDGES THAT SAL SHALL NOT BE LIABILE FOR ANY DIRECT, INDIRECT, SPECIAL OR INCIDENTAL DAMAGE OR LIABILITY RESULTING FROM ARISING OUT OF OR IN CONNECTION WITH THE MISBRANDING OR MISLABELING OF A PRODUCT SUPPLIED BY THE VENDOR.

28. Audit Rights. To the extend the Products supplied under these Terms and Conditions are private label Products, Vendor shall either (i) provide SAL with evidence and full audit of its GFSI Audit Certification to the equivalent of SQF Level II compliance for each of Vendor’s location or (ii) before any Product ships and on an annual basis thereafter. Vendor shall allow SAL to audit any of the Vendor’s manufacturing facilities that have not been audited by SAL. On and on-going basis, Vendor’s facilities shall remain in good standing with SAL’s Quality Assurance group and will be subject to periodic on-site audits to ensure Vendor’s facilities remain compliant with SAL’s quality specifications governing production of Product for SAL and all applicable local, state and federal law and regulations. Notwithstanding anything herein to the contrary, continuation of this relationship is contingent upon Vendor’s ability to maintain quality standards and the successful passing of SAL’s periodic on-site audits.

***End of Terms and Conditions***

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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Exhibit A

Save-A-Lot Delivery Appointment Policy

SAL has the following expectations with respect to the shipment and delivery of any Product or Purchase Order:

(a)	On-time deliveries must be a shared objective for Vendor and SAL.

(b)	Unless otherwise specified in the Purchase Order, Vendor or their carrier shall schedule all inbound deliveries a minimum of [*****] hours in advance for grocery, general merchandise, frozen Products and dairy Products prior to the Purchase Order arrival date.

(c)	Unless otherwise specified in the Purchase Order, Vendor or their carrier shall schedule all inbound deliveries a minimum of [*****] in advance hours for fresh meat and produce Products prior to the Purchase Order arrival date.

(d)	All Purchase Orders must be delivered within the delivery window specified within the Purchase Order, unless otherwise necessitated and coordinated by the receiving distribution center.

(e)	Vendor or their carrier may change or cancel their delivery appointments no earlier than [*****] hours prior to their scheduled delivery appointment, provided that any such change or cancellation must be made using SAL’S “C3 Dock Scheduling” system.

(f)	Vendor or their carrier must be prepared to begin unloading their delivery [*****] hour prior to their scheduled delivery appointment.

(g)	Any delivery appointment that is missed by less than [*****] hours (“LTF”), or any delivery made without an appointment (“DNA”) will either be received by the receiving distribution center or held over to the next receiving day, which shall be determined at the sole discretion of the receiving distribution center. In the event of any LTF or DNA, Vendor or carrier shall not have the right to pursue any detention recovery against SAL.

(h)	For purposes of the Save-A-Lot Delivery Appointment Policy, “delivery” shall be measured as of the time and date at which the driver completes any appiable check-in policies or processes dictated by the receiving distribution center, to include, where available, electronic check-in.

(i)	SAL shall have the right to assess fines based upon the Fee Schedule below for deliveries made without an appointment, late deliveries, or missed deliveries.

Fee Schedule

Base Fee		Code	Description of Fine
$[*****]	Per Shipment	NA	Delivery without appointment.
$[*****]	Per Shipment	LAF	Delivery made four (4) or more hours after scheduled appointment.
$[*****]	Per Shipment	ANS	Failure to make scheduled appointment and timely communicate with distribution center regarding anticipated late delivery pursuant to Section (e) above.

All fees will be done off invoice; any disputes need to be resolved through Supervalu E-Pass process. All fines will appear with the Purchase Order number and the code(s) listed above (e.g., [*****] was delivered without an appointment).

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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